Exhibit (d)(3)

RIMAGE CORPORATION
SECOND AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

NON-INCENTIVE STOCK OPTION AGREEMENT

OPTIONEE:

GRANT DATE:

NUMBER OF OPTION SHARES:

OPTION PRICE PER SHARE:

EXPIRATION DATE:

          THIS AGREEMENT is made as of the Grant Date set forth above, by and between Rimage Corporation, a Minnesota corporation (the “Company”), and the Optionee named above (the “Optionee”), who is an employee of the Company or any of its “Affiliates” as defined in the Plan (as defined below).

          The Company desires, by affording the Optionee an opportunity to purchase shares of its Common Stock, par value $.01 per share (the “Common Stock”), as hereinafter provided, to carry out the purpose of the Rimage Corporation Second Amended and Restated 2007 Stock Incentive Plan (the “Plan”).

          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereby agree as follows:

          1. Grant of Option. The Company hereby grants to the Optionee the right and option to purchase all or any part of the aggregate number of shares of Common Stock set forth above (the “Option Shares”) on the terms and conditions set forth in the Plan and this Agreement. This option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

          2. Purchase Price. The purchase price of the Option Shares shall be the Option Price per share set forth above.

          3. Term and Exercise of Option. The term of this option shall commence on the Grant Date set forth above and shall continue until the Expiration Date set forth above, unless earlier terminated as provided herein or pursuant to the Plan. Except as otherwise provided herein, this option will be exercisable in cumulative installments as follows:

          (a) Up to ___________ of the Option Shares may be purchased at any time after ___________ and prior to termination of this option;

          (b) Up to ___________ of the Option Shares (less any shares previously purchased pursuant to this option) may be purchased at any time ___________, and prior to termination of this option;

          (c) Up to ___________ of the Option Shares (less any shares previously purchased pursuant to this option) may be purchased at any time ___________, and prior to termination of this option; and

          (d) Up to 100% of the Option Shares (less any shares previously purchased pursuant to this option) may be purchased at any time ___________, and prior to termination of this option.

          Neither the Optionee nor the Optionee’s legal representatives, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any Option Shares for any purpose unless and until certificates for such shares are issued to the Optionee or the Optionee’s legal representatives, legatees or distributees, under the terms of the Plan.

          4. Change in Control. Notwithstanding the foregoing, the Option Shares shall be exercisable in full, without regard to any installment exercise provisions, in the event of a Change in Control of the Company. In such event, the Option Shares shall continue to be subject to the terms of the Plan, including without limitation, Section 11.3.

          5. Limitations on Exercise of Option.

          (a) Except as provided in paragraph 7 or 8 below, this option may not be exercised unless the Optionee is, at the time of such exercise, in the employ of the Company or of an Affiliate, and shall have been continuously so employed since the Grant Date of this option.

          (b) The exercise of this option will be contingent upon receipt from the Optionee (or the purchaser acting under paragraph 8 below) of (i) representations in writing (if required by the Company, in its sole discretion), that the Option Shares are being acquired for investment and not for resale or with a view to the distribution thereof, and (ii) the full Option Price of such Option Shares. Payment of the Option Price may be made in cash or in such other manner described in Sections 7.2(f)(A), (B) or (C) of the Plan.

          (c) The issuance of Option Shares upon the exercise of this option shall be subject to all applicable laws, rules and regulations, and shares shall not be issued except upon the approval of proper government agencies or stock exchanges as may be required.

          (d) This option shall not be exercisable if at any date of exercise, it is the opinion of counsel for the Company that registration of said shares under the Securities Act of 1933, or other applicable statute or regulation, is required and this option shall again become exercisable only if the Company elects to and thereafter effects a registration of said shares under the Securities Act of 1933, or other applicable statute or regulation, within the period of this option.

          6. Nontransferability of Option. This option shall not be transferable by the Optionee, other than by will or the laws of descent and distribution. During the lifetime of the Optionee, this option shall be exercisable only by the Optionee.

          7. Termination of Employment.

          (a) If the Optionee shall cease to be employed by the Company or an Affiliate as a result of retirement for age or disability, or voluntary or involuntary separation from employment, other than a termination for Cause (defined below), this option may be exercised, to the extent the Optionee shall have been entitled to do so at the date of termination of employment, within a period of 90 days after such termination of employment, but in no case later than the Expiration Date set forth above.

          (b) If the Optionee’s employment is terminated for “Cause,” the right of Optionee to exercise this option shall terminate immediately upon such termination of employment. For purposes of this Agreement, “Cause” shall have the same meaning as in any employment or severance agreement between the Optionee and the Company governing the Optionee’s termination of employment prior to a Change in Control; in the absence of such a definition Cause shall have the meaning given such term in the Plan.

          (c) This option will not confer upon the Optionee any right with respect to continuance of employment by the Company, nor will it interfere in any way with the right of the Company or an Affiliate to terminate Optionee’s employment at any time.

          8. Death of Optionee. In the event of the death of the Optionee while in the employ of the Company, this option may be exercised, to the extent the Optionee shall have been entitled to do so at the date of death, within a period of one year after the date of death, but in no case later than the Expiration Date set forth above. In such event, this option shall be exercisable only by the executors or administrators of the Optionee or by the person or persons to whom the Optionee’s rights under the option shall pass by the Optionee’s will or the laws of descent and distribution.

          9. Tax Withholding. The Company has the right to deduct from any award payment made under this Agreement or to require the Optionee to pay the amount of any federal, state or local taxes of any kind required by law to be withheld with respect to the grant, vesting, payment or settlement of an award under this Agreement, or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Optionee may elect by written notice to the Company to satisfy part or all of the withholding tax requirements associated with the award by: (a) authorizing the Company to retain from the number of Shares that would otherwise be deliverable to the Optionee, except to the extent such retention would violate applicable securities laws; or (b) delivering (including by attestation) to the Company from Shares already owned by the Optionee that number of Shares having an aggregate Fair Market Value equal to part or all of the tax payable by the Optionee under this Section, and in the event Shares are withheld or delivered, the amount withheld shall not exceed the statutory minimum required federal, state FICA and other payroll taxes.

          10. Interpretation. The authority to control and manage the operation and administration of this Option shall be vested in the Board of Directors or, if appointed by the Board, a committee charged with the administration of the Plan (the “Committee”), and the Board of Directors or the Committee, if any, shall have all powers with respect to this Option as it has with respect to the Plan. Any interpretation of the Option by the Board of Directors or the Committee and any decision made by it with respect to the Option shall be final and binding. Capitalized terms used herein and not defined shall have the meaning given such terms in the Plan.

          11. Option Plan Governs. This option is in all respects subject to and governed by all of the provisions of the Plan.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its duly authorized officer, and the Optionee has executed this Agreement as of the Grant Date set forth above.

COMPANY:	RIMAGE CORPORATION

By

Its

OPTIONEE: